Source: Playlogic Entertainment, Inc.
PRESS RELEASE

PLAYLOGIC ANNOUNCES 2006 FINANCIAL RESULTS

New Titles and Platforms Expand Playlogic’s Portfolio

(Amsterdam, The Netherlands) April 18, 2007 - Playlogic Entertainment, Inc. (OTCBB: PLGC) today announced financial results for the year ended December 31, 2006.

Revenues
Net revenues for the fiscal year 2006 increased substantially from $1.8 million in 2005 to $5 million for a 176% increase. The change is primarily attributable to increased distribution of games, including “Age of Pirates: Caribbean Tales” distributed through Atari Group, and our continued relationship with Sony Computer Entertainment Europe.

Gross Profit
For the fiscal year 2006, gross profit totaled $1.2 million, up from $0.7 million the previous year. This represents an increase of 71%. This growth resulted from the increased revenues against increased production costs of $3.8 million up from $1.0 million the previous year.

Operating Loss
The loss from operations for the year-ended December 31, 2006, including a one-time impairment on long-term assets of $1.9 million, was $10.3 million from $9.3 the previous year.

Net Loss
The net loss for the year ended December 31, 2006 totalled $12.5 million versus $9.7 million the previous year. This loss includes increased interest expenditures for the year and a $1.3 million extra-ordinary one-time finance expense.

Private Placement
The company anticipates finalizing a private placement of $10 million during the second quarter, consisting of both the issuance of new shares and a loan. These funds will be used to improve the working capital and equity position of the Company. Playlogic will disclose further information on this private placement in the second quarter.

New Developments
As previously announced, Playlogic’s in-house studio, “Playlogic Game Factory”, has renewed its first-party development agreement with Playlogic and Sony Computer Entertainment Europe Limited (SCEE) and a new worldwide licensing agreement has been made with Nintendo Co. Ltd, making Playlogic an official Wii™ publisher.

Willem M. Smit, president and CEO, Playlogic, said: “We expect substantial growth of revenues this year, which will vary in upcoming quarters in accordance with our release schedule. Playlogic has an excellent line-up of titles as well as various new licensing agreements that expand our portfolio of gaming platforms and will increase availability.”

Currently, Playlogic has over 10 titles on 5 different platforms scheduled for worldwide release during 2007 and the first quarter of 2008.

Amongst these are the highly anticipated titles:

•	Infernal (PC)
•	Ancient Wars: Sparta (PC)
•	Xyanide Resurrection (PSP and PS2)
•	Obscure II (PC, PS2 and Wii)
•	Age of Pirates: Captain Blood (PC and Xbox 360)

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher and developer of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTC BB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game devolvement studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works, including “Ancient Wars: Sparta”, “Xyanide Resurrection”, “Obscure II” and “Age of Pirates: Captain Blood,” which will be published this year. Recent world-wide releases include “Infernal,” “Age of Pirates: Caribbean Tales,” “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers”.

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Sara Sky Schutte, Corporate PR & IR Manager
T: +31 20 676 03 04
M: +31 6 13 73 20 10
E: sschutte@playlogicint.com

For further information about Playlogic and Investor information, please visit the Corporate Center at www.playlogicgames.com